Exhibit 99.01

AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT

This AMENDMENT NO. 3 TO STOCK PURCHASE AGREEMENT (the “Amendment”), is made and entered into effective as of March 1, 2005, by and between RENTECH DEVELOPMENT CORPORATION, a Colorado corporation (“Buyer”), and ROYSTER-CLARK, INC., a Delaware corporation (“Seller”).

WHEREAS, Buyer and Seller have entered into the Stock Purchase Agreement dated as of December 10, 2004, as amended on January 31, 2005 and February 17, 2005 (as amended, the “Purchase Agreement”), in connection with the purchase by Buyer and the sale by Seller of the capital stock of Royster-Clark Nitrogen, Inc. Capitalized terms used and not otherwise defined herein shall have the meaning provided in the Purchase Agreement.

WHEREAS, Buyer and Seller desire to amend certain provisions of the Purchase Agreement.

NOW, THEREFORE, in consideration of the premises and for other valuable consideration, and intending to be legally bound hereby, the Parties hereto agree as follows:

Agreement

SECTION 1. Amendment to Section 8.1(a)(5). Section 8.1(a)(5) of the Purchase Agreement, as amended by the First Amendment, is hereby amended by deleting the date “March 1, 2005” in the second line thereof and by inserting the date “March 15, 2005” in its place and stead.

SECTION	2. Miscellaneous.

(a) Reaffirmation. Each party hereto hereby acknowledges that all terms and conditions of the Purchase Agreement, as amended hereby, are and shall remain in full force and effect. This Amendment is incorporated into the Purchase Agreement by reference and shall constitute a part thereof as if fully set forth therein.

(b) Counterparts; Facsimile Transmission. This Amendment may be executed in several counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart. This Amendment may be delivered by facsimile transmission with the same force and effect as if originally executed copies of this Amendment were delivered to all parties hereto.

(c) Severability. Any term or provision of this Amendment which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or enforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this amendment is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

(d) Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York without reference to the choice of law principles thereof.

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IN WITNESS WHEREOF, the parties hereto have cause this Amendment to be executed as of the date first above written.

ROYSTER-CLARK, INC.

By:	/s/ G. Kenneth Moshenek
Name:	G. Kenneth Moshenek
Title:	President

RENTECH DEVELOPMENT CORPORATION

By:	/s/ Richard Sheppard
Name:	Richard Sheppard
Title:	President